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                                                                   EXHIBIT  10.6


May 29, 1997

Mr. Edward C. Callahan, Jr.
5 Roswell Road
Bedford, NH 03110

Dear Ed:

Everyone at HDS is extremely excited about the opportunity to work with you. This is going: to be a wonderful partnership full of opportunity and excitement and we can't wait to get started. Your personality, style and business experience are a perfect match for HDS and I personally look forward to working with you. So, I'd like to take this opportunity formally to offer you the position of President and Chief Executive Officer as well as a seat on the Board of Directors of HDS Network Systems, Inc., with a starting date of June 16th, 1997.

We have structured a compensation package that consists of several components: salary, bonus, executive equity plan, severance, relocation and benefits.

1. You shall serve at the pleasure of the Board of Directors. Your starting salary shall be at a rate of $210,000 per year, paid according to standard company payroll policy.

2. Your annual bonus will be 40 % of your base salary, based upon meeting certain MBO's. In your first year of employment, 5% of the bonus will be guaranteed and 50% of the bonus will be based upon objectives that you and the Board will agree to once you have started work with the company.

3. The company has established an executive equity plan which will enable you to acquire and retain a significant equity stake in the company. Pursuant to the company's existing plan, you will be given non-qualified options to purchase 385,000 shares of HDS stock priced at fair market value on the day of the formal option grant but no lower than $5.50 per share. The options will vest at a rate 25% per year on each of your first four anniversary dates.

4. We hope that the employment relationship will be mutually satisfactory; however, in the event of a substantial dimunition in the nature or status of your responsibilities or you are involuntarily terminated for reasons other than cause, you will continue to receive your base salary and standard company benefits for a period of twelve months. Your annual bonus will be paid only if part of the guaranteed portion as mentioned above or if MBO's have been met by the time of termination. The annual bonus and the MBO's will be adjusted pro rata for the period of the year prior to the end of employment.


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5. In the event that there is a sale of the company or substantially all of its assets within your first twelve months of employment and you are not employed by the new owners immediately following such transaction, you will continue to receive your base salary and standard company benefits (or cash in lieu thereof) for a period of twelve months and you will vest 50% of your stock options. In the event that such sale takes place after your first twelve months of employment and you are not employed by the new owners immediately following the transaction you will continue to receive your base salary and standard company benefits (or cash in lien thereof) for a period of twelve months and will vest 100 % of your stock options. In either of these cases, your annual bonus will be paid only if part of the guaranteed portion as mentioned above or if MBO's have been met by time of material change of ownership. The annual bonus and the MBO's will he adjusted pro rata for the period of the year prior to the end of employment.

6. The company will assist in your relocation to the Philadelphia area by offering you a sign-on bonus of $60,000.00.

7. You will execute all standard company non-disclosure and non-solicitation agreements. You will agree not to compete with the Company while any payments are made pursuant to Paragraph 4. Competition shall include employment or consultation on behalf of any company whose primary business is the development of network computers or on behalf of a subsidiary or division of any company if the primary business of such subsidiary or division is the development of network computers.

In addition to the above, you will be entitled to all benefits afforded to all HDS employees.

If the terms of this offer are acceptable, and I hope that they are, please sign this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer.

Ed, the Board and I are excited about our future together. Should you have anything else that you wish to discuss, please do not hesitate to call me.

                                                     Best regards,

                                                     /S/ ARTHUR SPECTOR
                                                     Arthur Spector
                                                     Chairman of the Board
                                                     HDS Network Systems, Inc.


Accepted and Agreed:

/S/ EDWARD C. CALLAHAN, JR                  5/30/97
__________________________          Date:__________________
Edward C. Callahan, Jr.